Exhibit 99.1

GENERAL MARITIME CHANGES
RECORD DATE FOR RIGHTS OFFERING

New Record Date To Be February 24, 2012

NEW YORK – February 17, 2012 – General Maritime Corporation (OTCBB: GMRRQ) (the “Company”) announced today a change in the record date for its proposed rights offering to February 24, 2012 from February 8, 2012, as previously announced.  The rights offering is contemplated by the Company’s Plan of Reorganization (the “Plan”) filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

In the rights offering, eligible holders of general unsecured claims against debtors who guarantee the Company’s obligations under its secured credit facilities will have the opportunity to purchase up to 17.5% of the new equity of the reorganized Company on an undiluted basis for up to $61.25 million.  The record date will be used to determine generally the holders of general unsecured claims that are eligible to participate in the rights offering.  Certain additional claims holders as described in the Plan and transferees of claims in accordance with the Plan may also be eligible to participate in the rights offering.  The rights offering will be limited to those holders of general unsecured claims that are either qualified institutional buyers or accredited investors as defined by applicable securities laws.

Additional information about General Maritime’s financial restructuring is available via the Company’s Restructuring Information Hotline at (888) 435-3302 in North America or internationally at (614) 553-1243.  A website has also been set up by General Maritime’s U.S. Claims Agent containing Court documents and other updates (www.GMRRestructuring.com).

The Company intends to file an amended Plan and Disclosure Statement (the “Disclosure Statement”) relating to the Plan with the Bankruptcy Court to reflect the change in the record date and to make certain related modifications.  The Plan and Disclosure Statement have not been approved by the Bankruptcy Court.  This release is not intended to be, nor should it be construed as, a solicitation for a vote on the Plan.  Acceptance or rejection of the Plan may not be solicited until the Disclosure Statement has been approved by the Bankruptcy Court.  In addition, the Plan and Disclosure Statement may be revised to reflect events that occur after the dates of their filing but prior to Bankruptcy Court approval.

About General Maritime Corporation

General Maritime Corporation is a leading crude and products tanker company operating principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 30 tankers – seven VLCC, eight Aframax, twelve Suezmax tankers, two Panamax and one product tanker – with a total carrying capacity of approximately 5.2 million dwt.  The Company also has three product tankers that are chartered-in with options to purchase the vessels.  The Company controls tonnage totaling 5.3 million dwt, including the owned fleet and the chartered-in fleet.

Contacts

Jeffrey D. Pribor	Andy Brimmer / Andrew Siegel / Aaron Palash
Chief Financial Officer	Joele Frank, Wilkinson Brimmer Katcher
General Maritime Corporation	(212) 355-4449
(212) 763-5600